Exhibit 4.1

DESCRIPTION OF FIRST COMMUNITY BANKSHARES, INC. CAPITAL STOCK

The following summarizes the material terms of the capital stock of First Community Bankshares, Inc. (the “Company”) as set forth in the Company’s Articles of Incorporation (the “Charter”) and the Company’s Bylaws (the “Bylaws”). While we believe that the following description covers the material terms of the Company’s capital stock, the following summary may not contain all of the information that is important to you and is subject to and qualified in its entirety by reference to applicable Virginia law and to the Charter and the Bylaws. As used herein, unless otherwise expressly stated or the context otherwise requires, the terms “Company”, “we”, “our” and “us” refer to First Community Bankshares, Inc. and not to any of its subsidiaries.

General

We are incorporated under the laws of the Commonwealth of Virginia. The rights of our stockholders are governed by the Virginia Stock Corporation Act (the “VSCA”), the Charter and the Bylaws.

Authorized Stock

Under the Charter, our authorized capital stock consists of 51,000,000 shares, consisting of (i) 50,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), and, (ii) 1,000,000 shares of preferred stock, with an undesignated par value (the “Preferred Stock”).

Common Stock

All shares of Common Stock that are issued and outstanding have been validly issued and are fully paid and nonassessable. Under the VSCA, stockholders generally are not personally liable for a corporation’s acts or debts.

The holders of Common Stock have no preemptive, subscription or redemption rights and are not entitled to the benefits of any sinking fund.

Voting Rights

The holders of Common Stock are entitled to notice of and to attend all meetings of the stockholders of the Company and shall be entitled to one vote per share on all matters to be voted on by the Company’s stockholders.

Dividends

The holders of Common Stock are entitled to receive dividends if, as and when declared by the board of directors of the Company (the “Board”), out of any funds legally available for such purpose. When and as dividends are declared thereon, whether payable in cash, property or securities of the Company, the holders of Common Stock will be entitled to share, ratably according to the number of shares of Common Stock held by them, in such dividends.

The VSCA provides that no distribution may be made, if, after giving effect to such distributions, (i) the Company would not be able to pay its debts as they become due in the usual course of business or, (ii) the Company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the dividend, to satisfy any shareholders who have rights superior to those receiving the dividend. In addition, other restrictions may apply under laws and regulations affecting bank holding companies, including the responsibility to maintain adequate capital in its banking subsidiary. The Company’s ability to pay dividends on its Common Stock is also dependent on the Company’s banking subsidiary’s ability to pay dividends to the Company, which is subject to various regulatory restrictions and limitations.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any distribution of any of its assets to any of its stockholders other than by dividends from funds legally available therefor, and other than payments made upon redemptions or purchases of shares of the Company, except as otherwise might be set forth in any articles of amendment applicable to shares of Preferred Stock, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in the remaining assets of the Company available for distribution to its stockholders.

Preferred Stock

Under the Charter, the Board is authorized, without further stockholder action, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix and determine the preferences, limitations and relative rights of the shares of any series so established by filing a certificate of amendment with the Virginia State Corporation Commission in the manner prescribed by the VSCA. No shares of preferred stock are currently outstanding.

Transfer Agent

The registrar and transfer agent for the Common Stock is Computershare Shareholder Services.

NASDAQ Stock Exchange Listing

The Common Stock is listed on the NASDAQ Global Select Market under the symbol “FCBC”.

Articles of Incorporation and Bylaws

Stockholders’ rights and related matters are governed by the VSCA, the Charter and the Bylaws. Certain provisions of the Charter and the Bylaws, descriptions of which are summarized herein, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by the Board but that a stockholder might consider to be in its best interest or otherwise effect the rights of our stockholders more generally. Such provisions may also adversely affect prevailing market prices for our capital stock. We believe that such provisions are necessary to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by the Board to be in our best interests and those of our stockholders.

Restrictions on Business Combinations

The VSCA provides that the Company may not engage in an affiliated transaction with any interested shareholder (as defined below) for a period of three years following the interested shareholder’s determination date unless approved by the affirmative vote of a majority (but not less than 2) of the disinterested directors and by the affirmative vote of 2/3 of the disinterested shareholders. The Company is permitted to engage in an affiliated transaction with an interested shareholder beginning three years after such interested shareholder’s determination date as long as the transaction is approved by 2/3 of the disinterested shareholders. An interested shareholder is someone who owns 10% or more of the outstanding shares of voting stock, or someone who is an affiliate or associate of the corporation and was an interested shareholder in the previous three years. An affiliated transaction is any of the following:

●     any merger of the Company or any of its subsidiaries with any interested shareholder or with any other corporation that immediately after the merger would be an affiliate of an interested shareholder that was an interested shareholder immediately before the merger;

●     any share exchange in which any interested shareholder acquires one or more classes or series of voting shares of the Company or any of its subsidiaries;

●     except for transactions in the ordinary course of business, (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested shareholder of any assets of the Company or of any of its subsidiaries having an aggregate fair market value in excess of five percent of the Company’s consolidated net worth as of the date of the most recently available financial statements, or (ii) any guaranty by the Company or any of its subsidiaries (in one transaction or a series of transactions) of indebtedness of any interested shareholder in an amount in excess of five percent of the Company’s consolidated net worth as of the date of the most recently available financial statements;

●      the sale or other disposition by the Company or any of its subsidiaries to an interested shareholder (in one transaction or a series of transactions) of any voting shares of the Company or any of its subsidiaries having an aggregate market value in excess of five percent of the aggregate market value of all outstanding voting shares of the Company except pursuant to a share dividend or the exercise of rights or warrants distributed or offered on a basis affording substantially proportionate treatment to all holders of the same class or series of voting shares;

●      the dissolution of the Company if proposed by or on behalf of an interested shareholder; or

●      any reclassification of securities, including any reverse stock split, or recapitalization of the Company, or any merger of the Company with any of its subsidiaries or any distribution or other transaction, whether or not with or into or otherwise involving an interested shareholder, which has the effect, directly or indirectly (in one transaction or a series of transactions), of increasing by more than five percent the percentage of the outstanding voting shares of the Company or any of its subsidiaries beneficially owned by any interested shareholder.

Acquisition of Controlling Interests

The Company has not opted out of the Virginia acquisition of controlling interest statutes which protect the Company and its stockholders from persons acquiring a “controlling interest” in the Company. Virginia law contains provisions that, under certain circumstances, would preclude an acquirer of the shares of the Company who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting rights with respect to such shares unless the disinterested holders of a majority of the shares of the corporation held by disinterested shareholders votes to accord voting power to such shares. The VSCA provides that the shares acquired in such control share acquisition with respect to which no control share acquisition statement has been filed with the public corporation may, at any time during the period ending 60 days after the last acquisition of such shares by the acquiring person, be redeemed by the corporation at the redemption price equal to the average per share price, including any brokerage commissions, transfer taxes and soliciting dealer’s fees, paid by the acquiring person for such shares.

Amendments

The Company’s Bylaws may be amended, altered or rescinded at any regular meeting of the board of directors, by a vote of a majority of the total number of directors, or at any special or annual meeting of shareholders, by a vote of a majority of the shares of the Company’s capital stock issued, outstanding and entitled to vote.

Under the Company’s Charter, an amendment of articles of incorporation must be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of that approval and recommendation. If the amendment is not so approved and recommended by two-thirds of the directors in office, then the amendment must be approved by the vote of seventy-five percent (75%) or more of all the votes entitled to be cast on such amendment by each voting group entitled to vote on the amendment.

Directors

The Company’s Charter provides that it will have no fewer than three, and no more than twelve directors, to be determined in accordance with the Bylaws. The Company’s Bylaws authorize the number of directors to be fixed from time to time by resolution of the Board. The Company’s Board is divided into three classes, with directors serving staggered three-year terms.

Removal of Directors

Under the Company’s Charter, directors may be removed by affirmative vote of two-thirds of the shareholders only with cause.

Advance Notice of Shareholder Proposals and Director Nominations

The Company’s Bylaws require that any stockholder proposal to be presented directly at an annual meeting of shareholders, and any stockholder nominations for directors, must be received at the Company’s principal executive office not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Shareholder proposals must also include the information set forth in Section 2.2 of the Company’s Bylaws and director nominations must also include the information set forth in Section 2.3 of the Company’s Bylaws.

Indemnification

The Company’s Charter provides indemnification to directors and certain officers and employees in accordance with the Bylaws of the Company. The Company’s Bylaws provide that except with respect to any proceeding by or for the benefit of the Company, the Company will indemnify any of its directors, officers, employees or agents (“Covered Persons”) against costs and expenses (including attorneys’ fees and court costs) actually and reasonably incurred by the Covered Person (“Expenses”) in connection with any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, and against judgments, fines, penalties and amounts paid in settlement (if approved in advance by the Company) and other liabilities of any type actually incurred by the Covered Person (“Liabilities”) if the Covered Person acted in good faith and in a manner that such Covered Person reasonably believed to be in or unopposed to the best interest of the Company; or, with respect to any criminal proceeding, such Covered Person had no reasonable cause to believe his conduct was unlawful.

With respect to administrative proceedings or civil actions initiated by any federal or state banking agency, the Company will provide such indemnification only after the Board of Directors of the Company determines, in writing, after due investigation and consideration, without any involvement by the Covered Person prior to and as a condition to any indemnification therefor, that (a) the Covered Person acted in good faith and in a manner Covered Person reasonably believed to be in or unopposed to the best interests of the Company (b) that any requested payment of indemnification will not materially adversely affect the safety and soundness of either the Company or its subsidiaries, (c) that such indemnification payment is consistent with safe and sound banking practice, and (d) that the payment of indemnification is not a "prohibited indemnification payment" as defined in 12 C.F.R. Section 359.1(1).

With respect to proceedings by or for the benefit of the Company or a related entity, the Company will indemnify Covered Persons who were or are a party or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of any action or inaction on the part of the Covered Person in his or her corporate capacity against Liabilities and Expenses incurred by such Covered Persons if such Covered Person acted in good faith and in a manner that Covered Person reasonably believed to be in or unopposed to the best interest of the Company; provided, however, that no such indemnification will be made in respect of any claim, issue or matter as to which said Covered Person shall have been adjudged to be liable to the Company, unless and only to the extent that the appropriate court of the State of Virginia or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Covered Person is fairly and reasonably entitled to indemnity for such Expenses and Liabilities which the appropriate court deems proper.

The Expenses of any Covered Person provided indemnification by the Company will be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking in writing by or on behalf of such Covered Person to repay such amount if it is ultimately determined that such Covered Person is not entitled to be indemnified by the Company as provided in the Bylaws. No indemnification will be paid or expenses advanced by the Company, and none will be ordered by any court, if such action would be inconsistent with any provisions of applicable law or regulation in effect at the time of the events which are the subject of the proceeding which prohibits, limits, or otherwise conditions the exercise of indemnification powers by the Company or the rights of indemnification to which a Covered Person may be entitled.

Notwithstanding the forgoing, should the Expenses of any Covered Person described herein be covered by a D&O Policy, and should such D&O Policy not require repayment by the Covered Person of advances, then the Covered Person will not be required to repay such advances.

In addition, to the full extent permitted by the VSCA, a director or officer of the Company will not be personally liable to the Company or its shareholders in connection with any acts or omissions taken in his or her capacity as director or officer; provided, however, that the foregoing will not eliminate or limit the liability of a director or officer (a) for the breach of the individual's duty of loyalty to the Company or its shareholders; (b) for any acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; or (c) for any transaction from which the individual derived an improper personal financial benefit.

The foregoing description of the Company’s capital stock does not purport to be complete and is qualified in its entirety by reference to the Charter and the Bylaws, copies of which are filed as exhibits to the Company’s Current Report on Form 8-K filed on October 2, 2018, and which are hereby incorporated herein by reference, as well as to the relevant provisions of Virginia law, including the VSCA.